Exhibit 99.1

For Immediate Release

A.P. Pharma Appoints John B. Whelan as Chief Financial Officer

REDWOOD CITY, Calif. — February 25, 2009 — A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that John B. Whelan has been appointed to the role of vice president, finance and chief financial officer effective February 23, 2009. Mr. Whelan replaces Gregory Turnbull, who was serving as interim chief financial officer and will remain a company director and a member of the board’s executive committee.

“John’s expertise in financial operations and significant general management experience make him a valuable asset and addition to A.P. Pharma’s management team,” stated Ronald J. Prentki, A.P. Pharma’s president and chief executive officer.

Mr. Prentki continued, “I would also like to thank Greg Turnbull for his contributions as interim CFO, and although we will miss his involvement with the company’s daily activities we are fortunate that we will continue to benefit from his contributions as a member of our board of directors.”

Prior to joining A.P. Pharma, Mr. Whelan was chief operating officer and chief financial officer at Raven biotechnologies, where he oversaw the finance function as well as having broad operational responsibilities. While at Raven, Mr. Whelan helped secure over $100MM in financing, form collaborations with Wyeth, Abbott and ICOS, advance its lead cancer program into a phase 2 clinical trial, and complete the sale of the company. Prior to Raven he was vice president and chief financial officer at Eos Biotechnology, where he was responsible for finance, business development, and administration. Previously, Mr. Whelan held a number of ascending management positions at Hewlett Packard/Agilent, culminating in his tenure as director of corporate development, during which he led the consummation of numerous acquisitions, investments, and collaborations with companies in the life sciences, medical devices, and computing industries. Mr. Whelan has a BS in Engineering from the University of California, Berkeley and an MBA from the Anderson Graduate School of Management at UCLA.

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“A.P. Pharma has a strong management team, and I am excited to be joining them,” stated Mr. Whelan. “I look forward to working closely with the team as we progress the Company’s lead program, APF530, to a successful NDA submission, partnership and commercialization, while continuing to create long-term shareholder value through the advancement of a robust pipeline based on A.P. Pharma’s proprietary Biochronomer™ technology.”

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The company is focused on the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer™. Initial target areas of application for the company’s drug delivery technology include anti-nausea, where its lead product APF530 is being developed to prevent chemotherapy-induced nausea and vomiting (CINV), pain management, anti-inflammation and DNA/RNAI applications. For further information visit the company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, establishment of new corporate partnerships, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

A.P. Pharma, Inc.

Ronald Prentki, President and Chief Executive Officer

650-366-2626

and

Corporate Communications Alliance, LLC

Edie DeVine, President

209-814-9564

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